Exhibit 99.1

Amicus Therapeutics Announces First Quarter 2015 Financial Results and Corporate Updates

Marketing Submissions for Migalastat Monotherapy for Fabry Disease

on Track for 2Q15 in Europe and 2H15 in United States

Net Cash Spend Guidance Updated to $100-$110 Million

on Accelerated Commercialization and Manufacturing

Next-Generation Pompe ERT Set to Enter Clinic in 2H15

CRANBURY, NJ, May 5, 2015 — Amicus Therapeutics (Nasdaq: FOLD), a biopharmaceutical company at the forefront of therapies for rare and orphan diseases, today announced financial results for the first quarter ended March 31, 2015. The Company also provided program updates and updated full-year 2015 net cash spend guidance as a result of the accelerated regulatory timelines for migalastat monotherapy for Fabry disease.

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc., stated, “During the first quarter we made significant progress in preparing to submit our initial marketing applications and in building our international infrastructure to support the global launch of migalastat monotherapy for people living with Fabry disease who have amenable genetic mutations. Accelerating our submission timeline in Europe moves up the potential EU launch of migalastat, so are we are updating our full-year net cash spend guidance to account for the pre-commercial activities that have shifted from 2016 to 2015. We are committed to making migalastat available and accessible to patients as quickly as possible. Our next-generation enzyme replacement therapy for people living with Pompe disease is also on track and advancing toward the clinic by the end of this year. Through our dedication to patient-centricity, world-class science and clinical medicine, we are laying the foundation to become a leading global biotechnology company focused on transformational treatments for people living with devastating rare diseases.”

Financial Highlights for First Quarter Ended March 31, 2015

•                  Cash, cash equivalents, and marketable securities totaled $151.6 million at March 31, 2015 compared to $169.1 million at December 31, 2014.

•                  Total operating expenses increased to $24.1 million compared to $16.1 million for the first quarter 2014 primarily due to increases in preclinical and clinical development costs on the Fabry monotherapy and Pompe ERT programs.

•                  Net loss was $24.3 million, or $0.25 per share, compared to a net loss of $15.9 million, or $0.25 per share, for the first quarter 2014.

2015 Financial Guidance

Cash, cash equivalents, and marketable securities totaled $151.6 million at March 31, 2015 compared to $169.1 million at December 31, 2014. As a result of the accelerating timeline for the marketing authorization application (MAA) submission for migalastat monotherapy for Fabry disease in Europe, which also moves up the timing of a potential commercial launch, Amicus now expects full-year 2015 net cash spend between $100 million and $110 million, up from the previous guidance range of $73 million to $83 million. The current cash position is projected to fund operations into the second half of 2016.

As previously announced in March of 2015, Amicus had positive meetings with regulatory authorities in Europe and the United States to discuss the approval pathway for migalastat monotherapy for Fabry disease. Following these meetings, Amicus accelerated the timeline for its MAA submission in Europe from the middle of 2015 to the second quarter of 2015, and disclosed plans to submit a new drug application (NDA) in the U.S. in the second half of this year.

Program Highlights

Fabry Franchise

Amicus is preparing to submit marketing applications globally for the oral pharmacological chaperone migalastat HCl (“migalastat”) as a precision medicine, orally bioavailable monotherapy for Fabry patients who have amenable mutations. The Company is building out its infrastructure in both the U.S. and Europe to support potential commercial launches in 2016.

Positive Phase 3 data in both treatment-naïve and ERT-switch patients have shown that treatment with migalastat has resulted in reductions in disease substrate, stability of kidney function, reduction in cardiac mass, and a positive impact in patient-reported outcomes in patients with amenable mutations. For all other Fabry patients who do not have amenable mutations and cannot take monotherapy, Amicus is advancing migalastat in combination with ERT.

Anticipated 2015 Fabry Franchise Milestones:

•                  Migalastat monotherapy MAA submission in Europe (2Q15)

•                  Pre-NDA meeting with FDA and NDA submission for migalastat monotherapy in U.S. (2H15)

•                  Initiation of longer-term Phase 2 study of oral migalastat co-administered with currently marketed ERTs (2H15)

•                  Internal development underway of next-generation ERT (bio-better Fabry ERT cell line for co-formulation with migalastat)

Next-Generation ERT for Pompe Disease (ATB200 + Chaperone)

Amicus is leveraging its biologics capabilities and CHART™ (Chaperone-Advanced Replacement Therapy) platform to develop a next-generation Pompe ERT. This ERT consists of a uniquely engineered recombinant human acid alpha-glucosidase (rhGAA) enzyme (designated ATB200) with an optimized carbohydrate structure to enhance uptake, administered in combination with a pharmacological chaperone to improve activity and stability. In preclinical studies, ATB200 demonstrated greater tissue enzyme levels and further substrate reduction compared to the current approved ERT for Pompe disease (alglucosidase alfa), which were further improved with the addition of a chaperone. Clinical studies of pharmacological chaperones in combination with currently marketed ERTs have established initial human proof-of-concept that a chaperone can stabilize enzyme activity and potentially improve ERT tolerability.

Anticipated 2015 Pompe Program Milestones:

•                  Completion of IND-enabling toxicology studies (mid-2015)

•                  Pre-IND meeting (mid-2015)

•                  Clinical study initiation to investigate ATB200 + chaperone in Pompe patients (2H15)

Conference Call and Webcast

Amicus Therapeutics will host a conference call and audio webcast today, May 5, 2015 at 5:00 p.m. ET to discuss first quarter 2015 financial results and program updates. Interested participants and investors may access the conference call at 5:00 p.m. ET by dialing 877-303-5859 (U.S./Canada) or 678-224-7784 (international).

An audio webcast can also be accessed via the Investors section of the Amicus Therapeutics corporate web site at http://www.amicusrx.com, and will be archived for 30 days. Web participants are encouraged to go to the web site 15 minutes prior to the start of the call to register, download and install any necessary software. A telephonic replay of the call will be available for seven days beginning at 8:00 p.m. ET today. Access numbers for this replay are 855-859-2056 (U.S./Canada) and 404-537-3406 (international); participant code 34420684.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of therapies for rare and orphan diseases. The Company is developing novel, first-in-class treatments for a broad range of human genetic diseases, with a focus on delivering new benefits to individuals with lysosomal storage disorders. Amicus’ lead programs in development include the small molecule pharmacological chaperone migalastat as a monotherapy for Fabry disease, as well as next-generation enzyme replacement therapy (ERT) products for Fabry disease, Pompe disease, and MPS-1.

Forward-Looking Statements

This press release contains, and the accompanying conference call will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products, financing plans, and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2014. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

Investors/Media:

Amicus Therapeutics

Sara Pellegrino

Director, Investor Relations

spellegrino@amicusrx.com

(609) 662-5044

Media:

Pure Communications

Dan Budwick

dan@purecommunicationsinc.com

(973) 271-6085

Table 1

Amicus Therapeutics, Inc.

Consolidated Statements of Operations

(Unaudited)

 (In thousands, except share and per share amounts)

	Three Months
	Ended March 31,
	2015	2014
Revenue:
Research revenue	$—	$456
Total revenue	—	456

Operating Expenses:
Research and development	16,113	9,992
General and administrative	6,427	5,176
Changes in contingent consideration payable	1,000	505
Restructuring charges	10	(8)
Depreciation	508	412
Total operating expenses	24,058	16,077
Loss from operations	(24,058)	(15,621)
Other income (expenses):
Interest income	171	42
Interest expense	(372)	(355)
Other expense	(29)	(9)
Net loss	$(24,288)	$(15,943)

Net loss per common share – basic and diluted	$(0.25)	$(0.25)
Weighted-average common shares outstanding – basic and diluted	95,743,416	64,353,952

Table 2

Amicus Therapeutics, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2015	2014
Assets:
Current assets:
Cash and cash equivalents	$28,827	$24,074
Investments in marketable securities	119,940	127,601
Prepaid expenses and other current assets	2,484	2,902
Total current assets	151,251	154,577

Investments in marketable securities	2,804	17,464
Property and equipment, less accumulated depreciation of $12,028 and $11,520 at March 31, 2015 and December 31, 2014, respectively	3,056	2,811
In-process research & development	23,000	23,000
Goodwill	11,613	11,613
Other non-current assets	892	502
Total Assets	$192,616	$209,967

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$15,833	$16,345
Current portion of secured loan	5,189	3,840
Total current liabilities	21,022	20,185

Deferred reimbursements	36,620	36,620
Secured loan, less current portion	9,208	10,510
Contingent consideration payable	11,700	10,700
Deferred tax liability	9,186	9,186
Other non-current liability	870	588

Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value, 125,000,000 shares authorized, 96,375,015 shares issued and outstanding at March 31, 2015, 125,000,000 shares authorized, 95,556,277 shares issued and outstanding at December 31, 2014	1,024	1,015
Additional paid-in capital	574,757	568,743
Accumulated other comprehensive income	(35)	(132)
Accumulated deficit	(471,736)	(447,448)
Total stockholders’ equity	104,010	122,178
Total Liabilities and Stockholders’ Equity	$192,616	$209,967

FOLD–G